Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-30085, 333-57028, 333‑131341, 333-131658, 333-158214, 333-190261, and 333-224010) on Form S-8 of Ecology and Environment Inc. of our report dated June 27, 2019 relating to our audit of the financial statements and supplemental schedule of Ecology and Environment Inc. 401(k) Plan, which appears in this Annual Report on Form 11-K of the Ecology and Environment Inc. 401(k) Plan for the year ended December 31, 2018.

/s/ Freed Maxick CPAs, P.C.
Buffalo, New York
June 27, 2019